SUB-ITEM 77(C) - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

MIDAS PERPETUAL PORTFOLIO, INC.

(a)     Special Meeting of Stockholders held on December 12, 2008

(b)     Not applicable.

(c)     MATTERS VOTED UPON AT MEETING:

         To change the Fund's current fundamental investment objective and reclassify its new investment objective as "non-fundamental," which means that it can be changed without stockholder approval. The
         Fund's new investment objective would be "to preserve and increase the purchasing power value of its shares over the long term."

         For   9,028,165.31    Against   1,187,387.997    Abstain   72,843.38
               ------------              -------------              ---------

         To revise the Fund's fundamental investment restriction on investments in commodities to permit the purchase of gold and silver.

         For   9,139,319.55    Against   1,101,703.097    Abstain   47,374.38
               ------------              -------------              ---------

         To eliminate the Fund's fundamental investment restriction on diversification in order to provide the Fund greater investment flexibility.

         For   9,125,501.92    Against   1,104,380.857    Abstain   58,514.25
               ------------              -------------              ---------

(d)     Not applicable.